ELEVENTH AMENDMENT TO
HENDERSON GLOBAL FUNDS
DISTRIBUTION AGREEMENT

This Eleventh Amendment (the “Amendment”) to the Henderson Global Funds Distribution Agreement (the “Distribution Agreement”) dated as of March 31, 2009, as amended from time to time, by and between Henderson Global Funds (the “Trust”) and Foreside Fund Services, LLC (“Foreside”) is entered into as of September 17, 2014, and, with respect to each of the Henderson International Long/Short Equity Fund and the Henderson International Select Equity Fund, each a new series of the Trust (each, a “New Fund”), is effective upon the effectiveness of the Post-Effective Amendment to the Trust’s Registration Statement on Form N-1A with respect to each such New Fund (the “Effective Date”).

WHEREAS, the Trust and Foreside desire to amend Appendix A to the Distribution Agreement to reflect the addition of each New Fund; and

WHEREAS, pursuant to Section 16(b) of the Distribution Agreement all amendments are required to be in writing and executed by the parties hereto;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Foreside hereby agree as follows:

1.          Capitalized terms not otherwise defined herein shall have the meanings set forth in the Distribution Agreement.

2.          As of the Effective Date with respect to each New Fund, Appendix A to the Distribution Agreement is amended and restated as provided on Exhibit A attached hereto.

3.          This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

4.          Except as expressly amended hereby, all of the provisions of the Distribution Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the date first written above.

FORESIDE FUND SERVICES, LLC By:/s/ Mark Fairbanks Mark Fairbanks, President	HENDERSON GLOBAL FUNDS By: /s/ Troy Statczar Troy Statczar, Treasurer

Exhibit A

APPENDIX A

Funds of the Trust	Classes of the Trust	Distribution Fees Payable to Foreside*	Shareholder Service Fees Payable to Foreside*
Henderson European Focus Fund	A B C I	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson Global Technology Fund	A B C I	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson International Opportunities Fund	A B C R I	0.25% 0.75% 0.75% 0.50% None	None 0.25% 0.25% None None
Henderson Strategic Income Fund	A B C I	0.25% 0.75% 0.75% None	None 0.25% 0.25% None
Henderson Global Equity Income Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson Emerging Markets Opportunities Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson All Asset Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson Dividend & Income Builder Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson High Yield Opportunities Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson Unconstrained Bond Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson International Long/Short Equity Fund	A C I	0.25% 0.75% None	None 0.25% None
Henderson International Select Equity Fund	A C I	0.25% 0.75% None	None 0.25% None